P.O. Box 4323 Houston, TX 77210 (713) 381-6500	Exhibit 99.5

ENTERPRISE GP HOLDINGS AND ENTERPRISE PRODUCTS PARTNERS COMPLETE MERGER

Houston, Texas (Monday, November 22, 2010) – Enterprise GP Holdings L.P. (NYSE: EPE) (“EPE”) and Enterprise Products Partners L.P. (NYSE: EPD) (“EPD”) have announced that the merger of EPE with a subsidiary of EPD was completed today.

Under the terms of the merger agreement, EPE unitholders are entitled to receive 1.50 EPD common units for each EPE unit owned at the effective time of the merger.  Cash will be paid to EPE unitholders in accordance with the merger agreement in lieu of any fractional units they otherwise would have been entitled to receive.  Based on the cash distributions paid in November 2010 by EPE and EPD, this will result in a 52 percent increase in cash distributions for the unitholders of EPE.  As previously announced, the transaction has resulted in the cancellation of the 2% economic general partner interest in EPD and the general partner incentive distribution rights.  In connection with the merger closing, an affiliate of EPCO has agreed to waive the distributions that it would otherwise be entitled to receive on certain EPD common units for the next five years.

“Enterprise GP Holdings is pleased to complete this merger,” stated Dr. Ralph S. Cunningham, president and chief executive officer of EPE.  “Our voting unitholders overwhelmingly supported the merger with over 99 percent of the votes cast voted in favor of the merger.”

“The completion of this merger is a major event in the history of Enterprise Products Partners,” said Michael A. Creel, president and chief executive officer of EPD.  “The permanent elimination of our general partner’s incentive distribution rights reduces our long-term cost of equity capital which will allow us to generate more accretion in terms of distributable cash flow as we continue to grow our partnership.  The merger also simplifies our ownership structure.”

With the completion of the merger, EPE has merged into a wholly owned subsidiary of EPD.  The surviving entity continues to hold noncontrolling interests in Energy Transfer Equity, L.P.  The common units that EPE held in EPD have been cancelled.  EPD’s common units will continue to be traded on the New York Stock Exchange under the ticker symbol EPD.  EPE’s units, which had been trading on the NYSE under the ticker symbol EPE, will be delisted and no longer publicly traded as of the opening of the stock market on November 23, 2010.  The former general partner of EPE, EPE Holdings, LLC (to be renamed Enterprise Products Holdings LLC following the merger on November 22, 2010), has become the successor general partner of EPD in connection with the merger.

In connection with the closing of the merger and changes made by the sole member of our general partner, the following persons are directors of EPD’s successor general partner:  Randa Duncan Williams, Dr. Ralph S. Cunningham (Chairman), Richard H. Bachmann, Michael A. Creel, A. James Teague, Thurmon M. Andress, Charles E. McMahen, Edwin E. Smith, E. William Barnett, Charles M. Rampacek and Rex C. Ross.  Mr. O. S. Andras has also been named an honorary director.

Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. EPD’s assets include: 49,100 miles of onshore and offshore pipelines; approximately 200 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity.  Services include: natural gas transportation, gathering, processing and storage; NGL fractionation, transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  For additional information, visit www.epplp.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that EPD expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of such activities, events, developments or transactions, are forward-looking statements.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition and other risk factors included in the reports filed with the Securities and Exchange Commission by EPD.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  Except as required by law, EPD does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635

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